EXHIBIT 99.1

Contact:
Viking Systems, Inc.
Robert Mathews, EVP & CFO
508-366-3668 Ext. 8392

VIKING SYSTEMS REPORTS FIRST QUARTER 2012 RESULTS
---Record Placements of 3DHD Vision Systems---

WESTBOROUGH, MA, May 3, 2012 - Viking Systems, Inc. (OTC BB:VKNG), a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery today announced results for the quarter ended March 31, 2012.

Jed Kennedy, President and CEO of Viking Systems said, “We are pleased to be able to report that the first quarter of 2012 was a record quarter for total sales and placements of our 3DHD Vision Systems.  Both total 3DHD systems, and more importantly, placements of clinical systems, meaning non demonstration systems, were at record levels. While placement of demonstration systems are important in creating the selling infrastructure needed to place systems in hospitals, we believe we have reached the transition point where clinical systems sales will consistently exceed demo systems placements.  We also believe that placement of clinical systems will help to stimulate demand from new customers as they come to see the benefits being realized by the early adopters of our technology.”

Financial Highlights for the Quarter

•	Sales increased to $3.5 million for the first quarter of 2012, an increase of 61% over the fourth quarter of 2011 and 13% over the first quarter of 2011.

•
First quarter sales included revenue from 21 of Viking’s 3DHD Vision Systems. Twenty of these systems were shipped in the first quarter and revenue was recognized from one additional 3DHD system shipped in the fourth quarter of 2011 on which revenue was deferred pending final integration into the customer’s system.

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Seventeen of the total 21 3DHD Vision Systems were for clinical installation and four were demonstration systems sold at discounted pricing.  Seven of the clinical system sales in the quarter were in the United States.  The fourth quarter of 2011 included sales from five 3DHD clinical systems and the first quarter of 2011 included sales from seven 3DHD clinical systems.

•	Gross profit for the quarter was $959,000, an increase of 138% over the fourth quarter of 2011 and 47% over the first quarter of 2011.

•	The net loss for the quarter was $401,000, compared with a net loss of $1,052,000 in the fourth quarter of 2011 and $446,000 in the first quarter of 2011.

Business Update

Through March 31, 2012 the Company has sold a total of 90 of its 3DHD Vision Systems since the product was launched in the fourth quarter of 2010. With seven clinical systems sold in the US during quarter ended March 31, 2012, clinical systems sold in the US now total 11. The Company expects continued growth of clinical systems sales in the US as our distribution network gains traction. As of March 31, 2012, the Company has 49 demonstration systems, including seven company owned demo systems, deployed worldwide.

Several presentations and publications regarding the benefits of 3D visualization in minimally invasive surgery were noted during the quarter including a peer review article published on January 11 in Surgical Endoscopy in which colorectal surgeon and PhD candidate at the University of Surrey in the United Kingdom, Ralph Smith concluded, “Advanced stereoscopic projection technology significantly improves novice performance of minimally invasive surgical skills.” Smith also presented at the Society of American Gastrointestinal Endoscopic Surgeons Annual Meeting March 2012, saying that, “Experienced laparoscopic surgeons gain significant advantages using 3D passive polarizing displays.” Jed Kennedy, President and CEO said, “It is encouraging that scientific based research continues to prove what we have believed all along: that 3DHD visualization is a valuable and enabling technology for all surgeons performing minimally invasive surgery.” Kennedy went on to say, “We anticipate continued scientific validation, in the months to come, that 3D visualization adds critical value to improving laparoscopic surgery and patient outcomes.”

The Company also reported the addition during the quarter of two new distribution partners, Keir Surgical in Canada and Neo Medical Systems covering Belgium and Luxemburg.

About Viking Systems, Inc.
Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery.  It actively markets and sells the only stand alone, FDA cleared, cost-effective 3D system for use in minimally invasive laparoscopic surgery.  Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide. For more information, please visit our website at www.vikingsystems.com.

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, profitability, production and shipment of units, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Condensed Statements of Operations - Unaudited

	Three Months Ended March 31,

	2012	2011

Sales, net	$3,515,879	$3,122,594
Cost of sales	2,556,823	2,470,836

Gross profit	959,056	651,758

Operating expenses:
Selling and marketing	606,027	478,363
Research and development	311,901	255,963
General and administrative	442,571	433,865
Total operating expenses	1,360,499	1,168,191

Operating loss	(401,443)	(516,433)

Total other income	66	70,178

Net loss applicable to common shareholders	$(401,377)	$(446,255)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and diluted	72,554,620	58,932,884

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting our operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding our ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended March 31
	2012	2011
Net loss, as reported	$(401,377)	$(446,255)
Adjustments: Total other (income)/expense	(66)	(70,178)
Operating loss, as reported	(401,443)	(516,433)
Non-cash stock option expense	73,949	96,297
Depreciation and amortization	130,798	78,575
Operating loss before non-cash charges	$(196,696)	$(341,561)

VIKING SYSTEMS, INC.
Condensed Balance Sheets

Assets	March 31,	December 31,
	2012	2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$554,967	$1,261,864
Accounts receivable, net	2,067,492	1,184,064
Inventories	2,016,076	2,308,564
Prepaid expenses and other current assets	118,462	58,704
Total current assets	4,756,997	4,813,196

Property and equipment, net	545,092	627,128
Total assets	$5,302,089	$5,440,324

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,405,753	$1,131,694
Accrued expenses	775,539	654,908
Deferred revenue	105,161	310,658
Total current liabilities	2,286,453	2,097,260

Noncurrent liabilities	579,444	579,444

Total stockholders' equity	2,436,192	2,763,620
Total liabilities and stockholders' equity	$5,302,089	$5,440,324